Exhibit 99.1

Tecumseh Products Company Announces Expansion of its Board of Directors and Appointment of Douglas M. Suliman, Jr. and Gary L. Cowger to its Board of Directors

ANN ARBOR, Mich. - June 21, 2013-Tecumseh Products Company (Nasdaq: TECUA/TECUB), a leading global manufacturer of compressors and related products, announced today that it has expanded its board of directors from five to seven directors and that Douglas M. Suliman, Jr. and Gary L. Cowger have been named to its board of directors to fill the newly created vacancies effective June 19, 2013.

“We are delighted to welcome Doug and Gary,” said Zachary Savas, member of the Tecumseh board. “We believe their experience and expertise will be tremendous assets to the board and to the company.”
Mr. Suliman is a private investor and since February 2011 has served as President of Breton Capital Management, LLC, a special situation private equity investment management firm.  Mr. Suliman has also served since February 2011 as the Managing Member of Breton Funding SE, LLC, which has majority control of SmartEquip, Inc., an e-commerce network service provider for global equipment manufacturers and their large mobile equipment fleet customers. From February 2006 until December 2009, Mr. Suliman was Managing Member of NR Investments, LLC, a special purpose entity formed to invest in creditor claims.  From June 2003 until August 2006, he served as Co-Chairman and Executive Director of NationsRent, Inc., a construction equipment rental company.  Mr. Suliman is currently a member of the Trust Board of the Tufts Medical Center, a not-for-profit teaching and research hospital based in Boston, Massachusetts.
Mr. Suliman has extensive corporate restructuring, capital formation, mergers, acquisitions and public company experience, including as a board member and executive officer of NationsRent, Inc., a company that had publicly issued debt.  NationsRent faced liquidation at the time entities controlled by Mr. Suliman and The Baupost Group began acquiring control of the company. NationsRent was subsequently sold for approximately $1 billion.  He previously served on the board of directors of numerous public companies and is a past Trustee and Chairman of the Investment Committee of The Charles River School.  Mr. Suliman is also the largest shareholder among our current directors.
Mr. Cowger has served since November 2009 as Chairman and Chief Executive Officer of GLC Ventures, LLC, a business consulting services company. He retired as Group Vice President of Global Manufacturing and Labor Relations for General Motors Corporation in December 2009, a position that he held since April 2005.  Mr. Cowger began his career with General Motors Corporation in 1965 and held a range of senior leadership positions in businesses and operations in several countries, including President of GM North America, Chairman and Managing Director, Opel, AG, and President of GM de Mexico.  In 2006 he was elected to the National Academy of Engineering and served as the Co-Chair of the Martin Luther King Memorial Foundation's Executive Leadership Cabinet.  He has been a director of Delphi Automotive PLC since November 2009.  He is the immediate past Chairman of the Board of Trustees of Kettering University and is on the Board of Trustees of the Center for Creative Studies.
Mr. Cowger has extensive leadership, manufacturing and public company experience.  Through his substantial experience in the automotive industry across global markets, Mr. Cowger provides industry and operational expertise and strengthens the Board of Directors' global perspective.
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.

Contact:     Janice Stipp
Tecumseh Products
734-585-9507
Investor.relations@tecumseh.com